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                                                               EXHIBIT 99.(A)(4)

LOGO CS First Boston
                                                          CS First Boston
                                                          Corporation
                                                          Park Avenue Plaza
                                                          55 East 52nd Street
                                                          New York, New York
                                                          10055

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                       (INCLUDING THE ASSOCIATED RIGHTS)
                                       of
                              CBI INDUSTRIES, INC.
                                       at
                              $32.00 NET PER SHARE
                                       by
                              PX ACQUISITION CORP.
                          a Wholly Owned Subsidiary of
                                 PRAXAIR, INC.


         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
                NEW YORK CITY TIME, ON MONDAY, DECEMBER 4, 1995,
                         UNLESS THE OFFER IS EXTENDED.

                                                                November 3, 1995

To Brokers, Dealers, Banks,
 Trust Companies and other Nominees:

  We have been engaged by PX Acquisition Corp., a Delaware corporation (the "Purchaser"), which is a wholly owned subsidiary of Praxair, Inc., a Delaware corporation ("Praxair"), to act as Dealer Manager in connection with the Offer to Purchase dated November 3, 1995 (the "Offer to Purchase") for cash all outstanding shares of Common Stock, par value $2.50 per share (the "Shares"), of CBI Industries, Inc., a Delaware corporation (the "Company"), together with (unless and until the Purchaser declares that the Rights Condition (as defined in the Offer to Purchase) is satisfied) the associated rights (the "Rights") issued pursuant to the Rights Agreement, dated as of March 4, 1986, as amended between the Company and First Chicago Trust Company of New York, as Rights Agent upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

  Unless the Rights Condition is satisfied, stockholders will be required to tender two-thirds (2/3) of a Right (subject to adjustment) for each share tendered in order to effect a valid tender of shares in accordance with the procedures set forth in Section 2 of the Offer to Purchase. Accordingly, stockholders who sell their Rights separately from their shares and do not otherwise acquire Rights may not be able to satisfy the requirements of the Offer for a valid tender of shares. Unless the Distribution Date (as defined in the Offer to Purchase) occurs, a tender of shares will also constitute a tender of the Associated Rights.
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  Enclosed herewith are copies of the following documents:

    1. Offer to Purchase dated November 3, 1995;

    2. Letter of Transmittal to be used by stockholders of the Company in accepting the Offer;

    3. A printed form of letter that may be sent to your clients for whose account you hold Shares (and Rights, if applicable) in your name or in the name of a nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

    4. Notice of Guaranteed Delivery;

    5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

    6. Return envelope addressed to The Bank of New York, the Depositary.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS (i) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN THE OFFER TO PURCHASE) THAT NUMBER OF SHARES THAT WOULD REPRESENT AT LEAST A MAJORITY OF ALL OUTSTANDING SHARES ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE, (ii) THE RIGHTS HAVING BEEN REDEEMED BY THE BOARD OF DIRECTORS OF THE COMPANY OR THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE RIGHTS HAVE BEEN INVALIDATED OR ARE OTHERWISE INAPPLICABLE TO THE OFFER AND THE SECOND STEP CASH MERGER (AS DEFINED IN THE OFFER TO PURCHASE), (iii) THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT AFTER CONSUMMATION OF THE OFFER, THE RESTRICTIONS CONTAINED IN SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW WILL NOT APPLY TO THE SECOND STEP CASH MERGER, (iv) THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT NO SUPERMAJORITY VOTE WILL BE REQUIRED BY ARTICLES TENTH OR FIFTEENTH OF THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, TO APPROVE THE SECOND STEP CASH MERGER OR THAT AFTER CONSUMMATION OF THE OFFER THAT PURCHASER WILL OTHERWISE POSSESS SUFFICIENT VOTING POWER TO EFFECT THE SECOND STEP CASH MERGER WITHOUT THE AFFIRMATIVE VOTE OF ANY PERSON OTHER THAN THE PURCHASER AND (v) THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE PURCHASER HAS OBTAINED SUFFICIENT FINANCING TO ENABLE IT TO CONSUMMATE THE OFFER AND THE SECOND STEP CASH MERGER.

  We urge you to contact your clients promptly. Please note that the Offer and Withdrawal Rights will expire at 12:00 Midnight, New York City time, on Monday, December 4, 1995, unless the Offer is extended by the Purchaser.

  Neither the Purchaser nor Praxair will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager and the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares (and Rights, if applicable) pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your customers.

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  Additional copies of the enclosed material may be obtained by contacting the
Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of the enclosed Offer to Purchase.

                                          Very truly yours,

                                          CS FIRST BOSTON CORPORATION

  NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, PRAXAIR, THE DEPOSITARY, THE INFORMATION AGENT OR THE DEALER MANAGER OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

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